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                                  Exhibit 5.1

                             BAKER & HOSTETLER LLP
                             303 E. 17/TH/ AVENUE
                                  SUITE 1100
                            DENVER, COLORADO 80203

                                 June 5, 2002


Uranium Resources Inc.
650 South Edmonds, Suite 108
Lewisville, TX 75067

Gentlemen:

We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form SB-2, Registration No. 333-73014, of (i) the sale by the Company of 20,833,333 shares of the Company's Common Stock, $0.001 Par Value (the "Primary Shares") and (ii) the resale of 43,354,839 shares of the Company's Common Stock, $0.001 Par Value (the "Resale Shares"). The Registration Statement on Form SB-2 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Shareholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Primary Shares have been duly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully-paid and non-assessable and (ii) the Resale Shares have been duly authorized, validly issued and are fully paid and nonassessable.

         We hereby consent to the use of this opinion as part of the Registration Statement.

                                             Very truly yours,

                                             /s/ BAKER & HOSTETLER LLP